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PROSPECTUS SUPPLEMENT                           FILED PURSUANT TO RULE 424(B)(3)
TO PROSPECTUS DATED AUGUST 10, 2001                   REGISTRATION NO. 333-66096

                                     [LOGO]

                        $575,000,000 PRINCIPAL AMOUNT OF
            3% CONVERTIBLE SUBORDINATED DEBENTURES DUE MAY 15, 2021

           8,179,231 SHARES OF GENZYME GENERAL DIVISION COMMON STOCK

    We previously issued the debentures in a private placement in May 2001. This prospectus supplement, together with the prospectus dated August 10, 2001, will be used by selling securityholders to resell their debentures and the shares of Genzyme General Division common stock issuable upon conversion of their debentures.

    A copy of the prospectus dated August 10, 2001 should be delivered to you together with this prospectus supplement. In deciding whether to invest, you should carefully review the information in the prospectus and this prospectus supplement.

                            ------------------------

    INVESTING IN THE DEBENTURES AND SHARES OF GENZYME GENERAL DIVISION COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY READ AND CONSIDER THE "RISK FACTORS" BEGINNING ON PAGE 4 OF THE PROSPECTUS.

                            ------------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

          THE DATE OF THIS PROSPECTUS SUPPLEMENT IS NOVEMBER 13, 2001.

   Genzyme Corporation - One Kendall Square, Cambridge, Massachusetts 02139 -
                                 (617) 252-7500
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                            SELLING SECURITYHOLDERS

    The information in the following table supersedes in part the information in the table appearing under the heading "Selling Securityholders" in the prospectus:

                                                                                      NUMBER OF       NUMBER OF
                                                                                      SHARES OF       SHARES OF
                                                      PRINCIPAL                        GENZYME         GENZYME
                                                      AMOUNT OF                        GENERAL         GENERAL
                                                      DEBENTURES                    STOCK ISSUABLE      STOCK
                                                     BENEFICIALLY                        UPON        BENEFICIALLY
                                                        OWNED       PERCENTAGE OF     CONVERSION        OWNED
                                                       THAT MAY      DEBENTURES        THAT MAY         AFTER
NAME (1)                                               BE SOLD       OUTSTANDING     BE SOLD (2)     OFFERING (3)
--------                                             ------------   -------------   --------------   ------------
Deephaven Domestic Convertible Trading Ltd.........   $2,750,000           *             39,118            0

Deutsche Banc Alex Brown Inc. (4)..................   16,400,000         2.9            233,284            0

Goldman Sachs & Company (5)........................    7,997,000         1.4            113,754            0

Innovest Finanzdienstleistungs AG..................      600,000           *              8,534            0

KBC Financial Products USA Inc. (6)................    6,000,000         1.0             85,348            0

Knight Securities LP (7)...........................            0           *                  0            0

Lincoln National Global Asset Allocation Fund,
  Inc..............................................       40,000           *                568            0

McMahan Securities Co. L.P. (8)....................      100,000           *              1,422            0

Museum of Fine Arts, Boston........................       10,000           *                142            0

Newport Investments, Inc. (7)......................      700,000           *              9,956            0

Parker-Hannifin Corporation........................       60,000           *                852            0

Prudential Financial...............................       30,000           *                426            0

Putnam Asset Allocation Funds -- Balanced
  Portfolio........................................      970,000           *             13,798            0

Putnam Asset Allocation Funds -- Conservative
  Portfolio........................................      750,000           *             10,668            0

Putnam Convertible Income-Growth Trust.............    2,200,000           *             31,294            0

Putnam Convertible Opportunities and Income
  Trust............................................       80,000           *              1,136            0

Putnam Variable Trust-Putnam VT Global Asset
  Allocation Fund..................................       80,000           *              1,136            0

--------------------------

*   Less than 1%.

(1) Individuals and entities who receive shares of Genzyme General Stock covered by this prospectus from a selling securityholder as a gift or in connection with a pledge may sell up to 500 of those shares using this prospectus.

(2) Assumes conversion of the full amount of the debentures held by the selling securityholder at the rate of approximately 14.22 shares of Genzyme General Stock per $1,000 in principal amount of the debentures. The conversion rate and the number of shares of Genzyme General Stock issuable upon conversion of the debentures may adjust under circumstances described under "DESCRIPTION OF DEBENTURES--Conversion Rights" in the prospectus. Accordingly, the number of shares of Genzyme General Stock issuable upon conversion of the debentures may increase or decrease from time to time.

(3) Assumes that the selling securityholder has sold all the shares of Genzyme General Stock shown as being issuable upon the assumed conversion of the debentures listed next to its name and represents additional shares of Genzyme General Stock beneficially owned before the offering.

(4) Deutsche Banc Alex Brown Inc. was listed in the prospectus dated August 10, 2001 as beneficially owning $34,136,000 principal amount of the debentures. After August 10, 2001, Deutsche Banc Alex Brown Inc. transferred $20,196,000 principal amount of the debentures and acquired an additional $2,460,000 principal amount of the debentures.

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(5) Represents an additional $110,000 principal amount of the debentures acquired after September 19, 2001. Goldman Sachs & Company served as one of the initial purchasers of the debentures in May 2001.

(6) Represents an additional $1,000,000 principal amount of the debentures acquired after September 19, 2001.

(7) Knight Securities LP transferred $700,000 principal amount of the debentures to Newport Investments, Inc., an entity under common control with Knight Securities LP.

(8) McMahan Securities Co. L.P. was listed in the prospectus dated August 10, 2001 as beneficially owning $100,000 principal amount of the debentures. After August 10, 2001, McMahan Securities Co. L.P. transferred $100,000 principal amount of the debentures and acquired an additional $100,000 principal amount of the debentures.

                                       3